Exhibit 99.1
Ichor Announces Greg Swyt to Succeed Retiring CFO Larry Sparks
FREMONT, Calif., July 10, 2023–Ichor Holdings, Ltd. (NASDAQ: ICHR), a leader in the design, engineering, and manufacturing of critical fluid delivery subsystems and components for semiconductor capital equipment, today announced the promotion of Greg F. Swyt to chief financial officer (CFO), effective as of August 30, 2023. Mr. Swyt, who has served as the company’s chief accounting officer since January 2022, will succeed retiring CFO Larry J. Sparks. Mr. Sparks has agreed to remain with the company and assist in the CFO transition for up to six months.
Mr. Swyt, 62, joined Ichor early last year, after nearly 25 years of financial leadership roles in the semiconductor capital equipment and global electronic technology industries. Prior to joining Ichor as chief accounting officer in January 2022, Mr. Swyt served as CFO of Silvaco Group, Inc., a privately-held provider of EDA tools and semiconductor IP. Mr. Swyt had joined Silvaco in June 2021 after nearly five years at Onto Innovation and its predecessor, Nanometrics Incorporated. Mr. Swyt joined Nanometrics in August 2016 as vice president, finance and corporate controller, and served as CFO on an interim basis from December 2017 through Nanometrics’ merger with Rudolph Technologies in October 2019. He then continued on at Onto Innovation as vice president finance until taking the CFO role at Silvaco. Prior to Nanometrics, Mr. Swyt was managing director of finance and global finance controller at Intevac, Inc. from 2008 until 2016. Previous financial leadership roles included many years serving as finance director at Applied Materials, Inc., as well as stints at Hewlett Packard and 2WIRE. Early in his career, Mr. Swyt spent 12 years serving with the U.S. Navy. He earned both his B.S. in Finance and his Masters in Business Administration from San Jose State University.
“I have had the pleasure of working closely with Greg throughout many of the last 25 years, not only at Ichor but also during our tenures at Nanometrics, Intevac, and Applied Materials,” commented Jeff Andreson, CEO. “Greg possesses true expertise in financial management of capital equipment companies and, since joining Ichor early last year, he has rapidly learned our business and has proven himself to be a leader in our finance organization. I look forward to working in close partnership with Greg as he succeeds Larry as CFO. All of us at Ichor will miss Larry, and we wish him and his family the very best in his retirement.”

About Ichor
We are a leader in the design, engineering and manufacturing of critical fluid delivery subsystems and components primarily for semiconductor capital equipment, as well as other industries such as defense/aerospace and medical. Our primary product offerings include gas and chemical delivery subsystems, collectively known as fluid delivery subsystems, which are key elements of the process tools used in the manufacturing of semiconductor devices. Our gas delivery subsystems deliver, monitor and control precise quantities of the specialized gases used in semiconductor manufacturing processes such as etch and deposition. Our chemical delivery subsystems precisely blend and dispense the reactive liquid chemistries used in semiconductor manufacturing processes such as chemical-mechanical planarization, electroplating, and cleaning. We also provide precision-machined components, weldments, e-beam and laser welded components, precision vacuum and hydrogen brazing, surface treatment technologies, and other proprietary products. We are headquartered in Fremont, CA. https://ir.ichorsystems.com.
Contact:
Larry Sparks, CFO 510-897-5200
Claire McAdams, IR & Strategic Initiatives 530-265-9899
ir@ichorsystems.com
Source: Ichor Holdings, Ltd.